EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Registration Statement of FactorsShares Trust on Form N-1A of our report dated November 19, 2012, relating to the financial statement of FactorShares Trust, PureFunds ISE Junior Silver (Small Cap Miners/Explorers) ETF, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ WithumSmith+Brown, PC

New York, NY
November 19, 2012